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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2002

Hoover's, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-26097 (Commission File Number)	74-2559474 (IRS Employer Identification No.)
5800 Airport Blvd., Austin, Texas (Address of principal executive offices)		78752 (Zip Code)

Registrant's telephone number, including area code: (512) 374-4500

(Former name or former address, if changed since last report)

Item 5. Other Events.

        On December 5, 2002, Hoover's, Inc. ("Hoover's"), The Dun & Bradstreet Corporation ("Dun & Bradstreet") and Duns Investing IX Corporation, a wholly-owned subsidiary of Dun & Bradstreet ("Merger Sub"), entered into an Agreement and Plan of Merger (the "Merger Agreement"). Subject to the terms and conditions of the Merger Agreement, Merger Sub will merge with and into Hoover's, with Hoover's to survive the merger and to become a wholly-owned subsidiary of Dun & Bradstreet (the "Merger"). Pursuant to the Merger Agreement, each outstanding share of Hoover's common stock will be exchanged for the right to receive $7.00 in cash, and each outstanding option and warrant to purchase Hoover's common stock shall entitle the holder thereof to receive an amount in cash equal to the excess, if any, of (1) $7.00 over (2) the per share exercise price of the option or warrant.

        In connection with the execution of the Merger Agreement, Dun & Bradstreet, Merger Sub, Hoover's and certain stockholders of Hoover's entered into voting agreements (the "Voting Agreements"), pursuant to which such stockholders agreed to vote shares constituting approximately 36% of Hoover's' outstanding common stock in favor of the Merger and against any alternative acquisition proposal and certain other actions. These stockholders granted two of Dun & Bradstreet's officers an irrevocable proxy to vote their shares in favor of the Merger and against any alternative acquisition proposal and certain other actions.

        The Merger Agreement and the form of Voting Agreement are filed an exhibits to this report. The foregoing description is qualified in its entirety by reference to the full text of such exhibits.

        A press release announcing the transaction is attached as an exhibit to this report. The Merger is subject to several conditions, including approval by Hoover's stockholders, the expiration of applicable waiting periods under antitrust laws and other customary conditions.

Item 7. Financial Statements and Exhibits.

  (c)
  Exhibits.

  2.1
  Agreement and Plan of Merger dated as of December 5, 2002 among Hoover's, Inc., The Dun & Bradstreet Corporation and Duns Investing IX Corporation.

  2.2
  Form of Voting Agreement.

  99.1
  Press Release dated December 5, 2002.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 5, 2002	HOOVER'S, INC.
/s/ JEFFREY R. TARR Jeffrey R. Tarr Chief Executive Officer and President

INDEX TO EXHIBITS

Exhibit Number	Description of Document
2.1	Agreement and Plan of Merger dated as of December 5, 2002 among Hoover's, Inc., The Dun & Bradstreet Corporation and Duns Investing IX Corporation.
2.2	Form of Voting Agreement.
99.1	Press Release dated December 5, 2002.

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  Item 5. Other Events.
  Item 7. Financial Statements and Exhibits.
SIGNATURES
INDEX TO EXHIBITS